EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154312 and 333-153586) of Discovery Communications, Inc. of our reports dated February 14, 2008, relating to the financial statements of Discovery Communications Holding, LLC and Discovery Communications, Inc. which appear in this Current Report on Form 8-K/A.
/s/ PricewaterhouseCoopers LLP
McLean, VA
November 25, 2008